Exhibit 99.3

UTSTARCOM RECEIVES REQUISITE CONSENTS FROM NOTEHOLDERS IN
CONSENT SOLICITATION

ALAMEDA, CA, July 27, 2007—UTStarcom, Inc. (NASDAQ: UTSI) previously announced that it was soliciting consents from the holders of its convertible subordinated notes due 2008 (CUSIP Nos. 918076AA8 and 918076AB6) (the “Notes”) to certain proposed amendments and a waiver described in the consent solicitation statement dated July 19, 2007, as supplemented July 25, 2007 (the “Proposed Amendments and Waiver”), pursuant to the indenture under which the Notes were issued (the “Indenture”).  As of 5:00 p.m., New York City time, on July 26, 2007, the time and date by which holders were requested to deliver consents, holders of more than 50% of the outstanding aggregate principal amount of the Notes had delivered and not revoked consents.

UTStarcom and U.S. Bank National Association, the trustee under the Indenture, have entered into a second supplemental indenture dated as of July 26, 2007 (the “Second Supplemental Indenture”) and all other documents required for effectiveness of the Proposed Amendments and Waiver, and the Proposed Amendments and Waiver have become effective.  Accordingly, any defaults or events of default that may have occurred to and including the time the Proposed Amendments and Waiver became effective (the “Effective Date”) due to a failure by UTStarcom to comply with certain covenants in the Indenture have been waived, and any failure by UTStarcom to comply with such covenants during the period from and including the Effective Date to 5:30 p.m. New York City time, on October 15, 2007 (the “Expiration Date”), will not cause a default or event of default.  Any default that would have been deemed to have occurred after the Effective Date but for the Second Supplemental Indenture and that remains uncured and is continuing on the Expiration Date will be deemed to have occurred on the Expiration Date.  In addition, from the Effective Date until the date the Notes are paid, converted, redeemed, repurchased or otherwise cease to be outstanding, the Notes will accrue special interest at a rate of 10% per annum, in addition to regularly scheduled payments of interest.  The Proposed Amendments and Waiver will be binding on all holders, including non-consenting holders.

Citi served as the solicitation agent for the consent solicitation.  Questions regarding the consent solicitation may be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106.  Global Bondholder Services Corporation served as information agent and tabulation agent.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.  The solicitation was made solely pursuant to the consent solicitation statement dated July 19, 2007, the

Supplement thereto, dated July 25, 2007, and the accompanying letter of consent.  Notwithstanding UTStarcom’s receipt of the requisite consents, no assurance can be given that an event of default under the Indenture will not occur in the future.

About UTStarcom, Inc.

UTStarcom designs, manufactures and sells telecommunications infrastructure, handsets and customer premise equipment and provides services associated with their installation, operation, and maintenance.  Its products are sold primarily to telecommunications service providers or operators.  UTStarcom sells an extensive range of products that are designed to enable voice, data and video services for its operator customers and consumers around the world.  While historically the vast majority of its sales have been to service providers in China, it has expanded its focus to build a global presence and currently sells its products in several other established and emerging growth markets, which include North America, Japan, India, Central and Latin America, Europe, the Middle East, Africa and Southeast and North Asia.

For more information about UTStarcom, visit UTStarcom’s website at www.utstar.com.

Forward-Looking Statements

This press release includes statements that disclose UTStarcom’s or management’s intentions, expectations or predictions of the future, including statements about claims of default with respect to UTStarcom’s notes and potential consequences, and these statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. UTStarcom cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. Potential risks and uncertainties include, among other things: (1) the results and timing of completion of internal reviews undertaken by UTStarcom; (2) the previously announced restatement of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting described below; (3) the review and filing by UTStarcom of its Quarterly Report on Form 10-Q for the period ended September 30, 2006, its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Report on Form 10-Q for the period ended March 31, 2007; (4) the possibility that an event of default under the Indenture could occur and that the trustee under the Indenture or the holders of 25% of the outstanding aggregate principal amount of the Notes could declare a default or accelerate the maturity of the Notes; (5) the possibility that the NASDAQ Listing and Hearings Review Counsel may not grant UTStarcom’s requests for additional time to comply with its filing obligations under Nasdaq Marketplace Rule 4310(c)(14), in which case UTStarcom’s common stock would be delisted from The NASDAQ Stock Market; (6) any adverse results of lawsuits or governmental inquiries; and (7) additional risks and uncertainties and important factors described in UTStarcom’s filings with the SEC, including its most recent annual report on Form 10-K, its most recent quarterly report on Form 10-Q, its current report on Form 8-K filed July 19, 2007 and the disclosure pursuant to Item 8.01 in its quarterly report on Form 8-K filed July 24, 2007.  As previously disclosed, UTStarcom currently estimates that, as a result of the review by UTStarcom’s special committee of UTStarcom’s past stock-based compensation practices and the related potential accounting impact, a restatement of prior financial statements will be required resulting in additional non-cash compensation and related charges of approximately $28 million. Although UTStarcom believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, no assurance can be given that its expectations will be attained or that results will not materially differ. UTStarcom undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations
UTStarcom, Inc.

(510) 749-1560

chesha.kamieniecki@utstar.com

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